Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development (914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Results for the Year Ended December 31, 2021

-	GAAP earnings of $2.73 per share compared to $2.20 per share in 2020
-	Net income for 2021 was $73.2 million, an increase of $14.5 million
-	December 31, 2021 AUM was $35.0 billion versus $32.6 billion at prior year end
Greenwich, Connecticut, February 3, 2022 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the year ended December 31, 2021.
Full Year Results

Financial Highlights (Unaudited)
	Year Ended
(In thousands, except per share data)	December 31, 2021	December 31, 2020

U.S. GAAP Basis
Revenues	$301,126	$259,726
Operating income	117,420	99,609
Net income	73,199	58,693
Diluted earnings per common share	$2.73	$2.20
Weighted average diluted shares outstanding	26,809	26,680
Shares outstanding	26,728	27,503

Assets Under Management
AUM - end of period (in millions)	$34,982	$32,561
AUM - average (in millions)	34,272	30,992

Giving Back to Society – (Y)our “S” in ESG

We are committed to allowing our shareholders to choose the recipients of our charitable contributions.  The advantage of our shareholder designated charitable contribution (“SDCC”) program is that shareholders designate the 501(c)(3) organizations rather than leaving the selection of charities to the management via a corporate foundation.

The Board of Directors of GAMCO approved a $0.50 per share SDCC for all shareholders of record on December 21, 2021, doubling the prior year’s $0.25 per share designation under the program. We estimate this will total approximately $11.3 million. Since the inception of GAMCO’s SDCC program in 2013, and counting this current amount, shareholders will have designated charitable gifts of $48 million to approximately 350 charitable organizations. When combined with our other charitable donations, this boosts our total contributions to approximately $74 million since our initial public offering in February 1999.

This charitable program underscores our commitment to giving back to society, which emanated in part from our management of socially responsible portfolios since 1987.

New Climate and Environmental Initiative

In February 2021, we launched Love Our Planet & People (NYSE: LOPP), an actively managed, semi-transparent ETF with an emphasis on the environment, the “E” in ESG. The Fund’s adviser agreed to waive the Fund’s expenses, including management fee, on the first $100 million in net assets for one year from commencement of the Fund’s operations.

Results for the Fourth Quarter

Revenues

-
Revenues for the fourth quarter of 2021 were $81.7 million compared with $71.3 million in the fourth quarter of 2020, including incentive fees of $9.2 million in the fourth quarter of 2021 versus $8.5 million in 2020.

-	Investment advisory fees were $75.1 million in the fourth quarter of 2021 versus $64.9 million in the year ago quarter:

-	Mutual Fund revenues were $46.1 million compared to $40.3 million in the fourth quarter of 2020.

-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $17.8 million compared to $15.0 million in last year’s fourth quarter.

-	SICAV revenues were $2.0 million for the fourth quarter of 2021 as compared to $1.1 million in the year ago quarter.

-	Distribution fees from our equity mutual funds and other income were $6.6 million during the fourth quarter of 2021 and $6.4 million in the prior year quarter.

Operating Income

Operating income was $29.4 million versus $23.7 million in the fourth quarter of 2020. Waivers of CEO compensation bolstered operating income by $7.6 million versus $4.7 million in the fourth quarter of 2020.

Non-Operating Income

Mark-to-market investment losses were $1.9 million in the fourth quarter of 2021 versus gains of $4.5 million in the fourth quarter of 2020. Interest expense was $0.8 million in the fourth quarter of 2021 versus $0.6 million in the fourth quarter of 2020. The fourth quarter of 2021 included an expense for the SDCC of $11.3 million.

Income Taxes

GAMCO’s effective tax rate for the quarter ended December 31, 2021 was 28.8% versus 28.4% for the quarter ended December 31, 2020.

Full Year Financials

Revenues for 2021 were $301.1 million compared with $259.7 million in 2020.

For 2021, operating income of $117.4 million was bolstered by a $20.8 million benefit from CEO compensation waivers. Operating income for 2020 was $99.6 million, enhanced by the $14.7 million benefit from CEO compensation waivers.

For the year, mark-to-market investment gains were $8.7 million higher at $0.8 million in 2021 versus losses of $7.9 million in 2020. Interest expense was higher at $2.9 million for 2021 and $2.6 million for 2020. There were charges for the SDCC programs of $11.3 million and $5.4 million in 2021 and 2020, respectively.

GAMCO’s effective tax rate for 2021 was 29.6% versus 29.9% for 2020.

Management Market Commentary

Last year was a good one for the economy and for markets.  This year has begun with added volatility as the market is influenced by a set of dynamics we frame as the “Six I’s”: Inflation, Interest Rates, Infrastructure, Income Taxes, International/Internal Relations and Infection.  Ultimately, we expect the economy and earnings growth to remain strong.  The normalization of financial conditions should be positive for fundamental driven investing in general and our style of Value investing in particular.

For a more detailed outlook, please see our annual client letter on our website:
https://gab-pr.s3.us-east-2.amazonaws.com/2021GAMCOAnnualLetter.pdf

Business Highlights

-	The Gabelli Dividend & Income Trust (NYSE: GDV) completed the offering of $150 million of 4.25% Series K Cumulative Preferred Shares.

-	The Gabelli Healthcare & Wellness Trust (NYSE: GRX) completed a private placement of $40 million of 4% Series E Cumulative Preferred Shares.

-	The Gabelli Equity Trust (NYSE: GAB) has an initial closing of a private placement of 4.25% Series M Cumulative Preferred Shares.

-	The Gabelli Global Small and Mid Cap Value Trust (NYSE: GGZ) raised $40 million via a private placement of 4% Series B Cumulative Preferred Shares.

-
On November 1st and 2nd, we hosted our 45th Annual Automotive Conference, “Batteries Included,” in person in Las Vegas and virtually. The symposium featured presentations from senior management of leading automotive and electric vehicle suppliers, with an emphasis on the battery ecosystem, technological innovation, and industry dynamics.

-	We hosted our Third Annual Healthcare Symposium in conjunction with Columbia Business School on November 19th.

Subsequent to the end of the 4th quarter:

-
On January 3, 2022, the third Gabelli actively managed semi-transparent ETF was launched.  The ETF will focus on firms that design, develop, support, or manufacture automation equipment, related technology, software, or processes. The Fund’s adviser is absorbing expenses including management fees on the first $25 million of net assets for one year from the commencement of the Fund’s operations.

Balance Sheet

GAMCO ended the quarter with cash and investments of $159.4 million and $51.0 million of subordinated debt maturing on June 15, 2023.

Return to Shareholders

During the quarter, GAMCO doubled its regular quarterly dividend to $0.04 per share and purchased 353,333 shares for $8.7 million at an average price of $24.62 per share. From January 1, 2022 to February 3, 2022, the Company has purchased 56,336 shares at an average price of $23.46 per share.

On February 3 2022, GAMCO’s board of directors declared a regular quarterly dividend of $0.04 per share, which is payable on March 29, 2022 to class A and class B shareholders of record on March 15, 2022.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 3 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors. In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and paying finder’s fees.

GAMCO offers a wide range of solutions for clients across Value, Growth Equity, ESG, Convertibles, actively managed semi-transparent ETFs, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 launched its mutual fund business.

Table I: Assets Under Management and Fund Flows - 4th Quarter 2021 (in millions)
					Fund
				Market	distributions,
	September 30,			appreciation/	net of	December 31,	December 31,
	2021	Inflows	Outflows	(depreciation)	reinvestments	2021	2020
Equities:
Mutual Funds	$9,856	$280	$(473)	$617	$(31)	$10,249	$9,541
Closed-end Funds	8,238	298	(4)	281	(157)	8,656	7,773
Institutional & PWM (a)	13,051	126	(456)	776	-	13,497	12,371
SICAV	728	134	(29)	(2)	-	831	474
Total Equities	31,873	838	(962)	1,672	(188)	33,233	30,159

100% U.S. Treasury Fund	1,634	868	(785)	-	-	1,717	2,370
Institutional & PWM Fixed Income	32	-	-	-	-	32	32
Total Treasuries & Fixed Income	1,666	868	(785)	-	-	1,749	2,402
Total Assets Under Management	$33,539	$1,706	$(1,747)	$1,672	$(188)	$34,982	$32,561

(a) Includes $178, $183, and $166 of 100% U.S. Treasury Fund AUM at September 30, 2021, December 31, 2021, and December 31, 2020, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Investment advisory and incentive fees	$75,029	$64,991	$274,531	$233,628
Distribution fees and other income	6,638	6,357	26,595	26,098
Total revenues	81,667	71,348	301,126	259,726

Compensation costs (a) (b)	34,241	29,859	118,186	102,347
Management fee expense (b)	-	1,651	5,552	5,376
Distribution costs	7,753	7,216	30,276	28,474
Other operating expenses	10,232	8,938	29,692	23,920
Total expenses	52,226	47,664	183,706	160,117

Operating income	29,441	23,684	117,420	99,609

Investment gain/(loss)	(1,916)	4,492	819	(7,869)
Interest expense	(818)	(635)	(2,919)	(2,620)
Shareholder-designated contribution	(11,279)	-	(11,279)	(5,436)
Non-operating gain/(loss)	(14,013)	3,857	(13,379)	(15,925)

Income before income taxes	15,428	27,541	104,041	83,684
Provision for income taxes	4,441	7,818	30,842	24,991
Net income	$10,987	$19,723	$73,199	$58,693

Net income:
Basic	$0.42	$0.75	$2.79	$2.21
Diluted	$0.41	$0.74	$2.73	$2.20

Weighted average shares outstanding:
Basic	26,142	26,439	26,267	26,571
Diluted	26,654	26,680	26,809	26,680

Actual shares outstanding (c)	26,728	27,503	26,728	27,503

(a) For the twelve months ended December 31, 2020, compensation costs were reduced by $1,409 due to indexing of deferred compensation to the GBL stock price.
(b) The CEO waiver reduced compensation costs by $6,741, $3,821, $17,118, and $12,367, respectively and management fee expense by $869, $885, $3,696, and $2,293, respectively.
(c) Includes 411 and 1,080 RSA shares at December 31, 2021 and 2020, respectively.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	December 31,
	2021	2020

ASSETS
Cash, cash equivalents, and U.S. Treasury Bills	$142,027	$98,313
Investments in securities	32,344	25,845
Other receivables	35,269	34,054
Deferred tax asset and income tax receivable	6,707	9,462
Other assets	15,651	17,728
Total assets	$231,998	$185,402

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable for investments purchased	$14,990	$-
Securities sold, not yet purchased	-	799
Income taxes payable	315	3,910
Compensation payable	21,049	21,543
Accrued expenses and other liabilities	50,774	48,024
Sub-total	87,128	74,276
5.875% Senior Notes (due June 1, 2021)	-	24,215
Subordinated Notes (due June 15, 2023)	50,990	-
Total liabilities	138,118	98,491

Stockholders' equity (a)	93,880	86,911

Total liabilities and stockholders' equity	$231,998	$185,402

(a) Shares outstanding of 26,728, and 27,503, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

Gabelli Funds, LLC is a registered investment adviser with the Securities and Exchange Commission and is a wholly owned subsidiary of GAMCO Investors, Inc. (NYSE: GBL).
Investors should carefully consider the investment objectives, risks, charges and expenses of the Fund before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. To obtain a prospectus, please call 800 GABELLI or visit www.gabelli.com